Exhibit 99.1

Corinex Communications and Terayon form Strategic Business Partnership

Corinex and Terayon have entered into an agreement to jointly develop and market CableHome® Residential Gateways combining DOCSIS 2.0, CableHome 1.1 and 14Mbps HomePlug management or 200 Mbps pre-standard UPA powerline home networking functionality.

(Santa Clara, CA — March 16, 2005) — Corinex Communications Corp. and Terayon Communication Systems, Inc. (NASADQ: TERN) have formed a strategic business partnership to develop and market a new line of products integrating HomePlug networking and UPA pre-standard 200Mbps AV Powerline technologies with Terayon’s residential gateways compliant with CableHome 1.1. These new gateways will offer a single box solution for distributing video, voice, and data signals throughout an entire premise.

Terayon, ranked the #3 cable modem manufacturer in the world for 2004 by Kinetic Strategies, will be delivering the CableHome gateway component of the product, while Corinex, the leader in the HomePlug customer premise equipment market with 48% market share, will deliver the HomePlug and the 200Mbps UPA pre-standard components of the product as well as management of the powerline network.

“We are very excited about this new line of products,” said Joseph Benigno, Terayon VP/GM of Home Access Solutions. “Corinex’s leading networking technology is a natural fit with our gateway products. The integrated CableHome and Powerline gateways will enhance cable operators’ ability to easily offer new services such as VoIP and IP video distribution as well as extend broadband service to every room in the home or office.”

The new products will be co-branded and will be offered to the market by both Corinex and Terayon. The first product, a CableHome/HomePlug gateway, is expected to be in production in Q2 2005. Follow on products will be developed in conjunction with numerous cable operators throughout the world.

“Corinex is proud to work with Terayon, a world leader in the cable modem industry, to deliver leading edge gateways with sophisticated management capabilities and ultra high speed networking over coax and powerlines” adds Brian Donnelly, Corinex’s Director of Business Development. “Cable operators will be the first to fulfill the promise of media convergence to their customers today.”

Terayon will also co-brand Corinex’s existing HomePlug and UPA pre-standard products to compliment its portfolio, enabling Terayon customers to shorten the time to market of new digital services.

About Corinex Communications

Corinex, headquartered in Vancouver, Canada is the leader in HomePlug, HPNA, UPA, and softphone IP technology for customer premise solutions. From distributing high speed broadband backbones on electrical wiring, coax, and phone lines, to distributing full motion HDTV video signals, to our VideoPhone and VoIP technologies, Corinex is focused on providing unique AnyWire Connectivity™ solutions based on HomePlug, HPNA and UPA standards that allow operators to deliver uncompromised video and high bandwidth applications throughout a premise. Corinex is a founding member of the Universal Powerline Alliance and is the price and technology leader in delivering networking products for distribution of data and video on Any Wire. Solutions from Corinex are ideally suited for the SOHO, residential, enterprise, education, government, hospital, and hotel markets. Information on Corinex can be found at www.corinex.com.

Press contact:	Investor contact:

Brian Donnelly	Eric Barker
(778) 371-7697	(778) 371-7699
brian.donnelly@corinex.com	eric.barker@corinex.com

About Terayon

As the world’s leading provider of innovative digital video networking applications and home access solutions, Terayon Communication Systems, Inc. accelerates the evolution to the all-digital network. Now more than ever, service providers must adapt and evolve to not only cope with the market disruption brought on by new digital and IP-based services such as HDTV, VOD, DVRs and VoIP, but also to capitalize on the opportunities these new services present. With over 5,000 digital video systems, hundreds of millions of seamless digital ad insertions and over five million cable modems and eMTAs shipped to date, Terayon delivers the critical technology and solutions that accelerate its customers’ ability to capitalize on the opportunities of the digital revolution. Recognizing the mission critical nature of digital video and data services, Terayon enables its customers to deliver picture perfect results where it matters most — on the screen and the bottom line.

Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com

Terayon Press contact:	Terayon Investor contact:

Rebecca West	Eileen Morcos
AtomicPR	Investor Relations
(415) 703-9454	(323) 966 5748
Nrebecca@atomicpr.com	eileen.morcos@hillandknowlton.com

###

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and/or Corinex and other parties that involve risks and uncertainties, including the performance and capabilities of any products, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended Sept. 30, 2004 and 10-K for the year ended Dec. 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. Corinex Communications Corp. and the Corinex Communications logo are registered trademarks of Corinex Communications Corp. All other trademarks are property of their respective owners.